Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Micron Investor Relations	Micron Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY ANNOUNCES RESIGNATION OF PRESIDENT MARK ADAMS

BOISE, Idaho, Jan. 4, 2016 - Micron Technology, Inc. (NASDAQ: MU) today announced that President Mark Adams will resign for personal health reasons. He will remain with the company until February 1, 2016, to support the transition.

Adams joined Micron in June 2006 and has served as President since February 2012.

“Mark has been a stellar leader and contributor to Micron's growth and success during his time with the company,” said Micron CEO Mark Durcan. “We thank him for his dedication and service and wish him the very best with his recovery and into the future.”

About Micron
Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies-including DRAM, NAND and NOR Flash-is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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